Exhibit 10.22

Farming Land Lease

Lessor (hereinafter referred to as Party A): Peijun Guo

Lessee (hereinafter referred to as Party B): Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.

In order to clarify the rights and obligations of Party A and Party B in the process of land lease, this contract is signed through equal negotiation between the two parties in accordance with the “Contract Law of the People’s Republic of China” and relevant laws and regulations.

1. Land lease Location

Party A leases the land use right of 200 Mu (1 Mu=666.7㎡) of land located in Jubaozhuang West Village Base, Xiwulanbulang Town, Wuchuan County, to Party B for use.

2. Lease term

The lease term is 10 years. From January 18, 2016 to January 17, 2026, the annual rent is RMB 20,000, and the total rent is RMB 200,000.

3. Party A’s obligations

Party A undertakes that it has the legal right to use the land referred to in Article 1 hereof and has the right to lease it to Party B. In case of any violation, Party A shall refund all the rent received and compensate Party B for the losses caused by its investment in the land.

4. Party B’s obligations

Party B shall carry legal operation on the leased land, otherwise Party A has the right to terminate the land use right of Party B and terminate the contract.

5. During the lease period of Party B, the relevant charges shall be borne by each party according to relevant regulations.

6. Party B shall be responsible for all accidents and damages caused to others due to production and operation during the lease period, and Party A shall not bear any responsibility.

7. After the lease term expires, Party B has the priority of the lease. If Party B does not renew the contract or terminates the contract by mutual agreement within seven days, Party B shall go through the handover procedures with Party A and dispose the garbage and sundries within the lease scope.

8. Party A guarantees that Party B shall enter the land within seven days after this contract takes effect. If Party B fails to enter on time due to Party A’s reasons, the overdue payment of rent shall be within seven days, and both parties shall negotiate and deal with it.

9. Party A has the right to refuse to pay Party B any fees other than the agreed rent.

10. During the term of the lease, if any parties terminate the Contract due to force majeure or urban planning and construction, the economic losses caused to Party B shall be compensated by the relevant authorities in accordance with relevant regulations, and Party A shall refund the rent of the outstanding part.

11. Dispute Resolution

If there is a dispute between Party A and Party B, it shall be resolved through negotiation. If the negotiation fails, any party shall file a lawsuit with the people’s court where the land is located. (Or if there is a dispute between Party A and Party B, it shall be resolved through negotiation. If the negotiation fails, either party may apply to the Arbitration Commission for arbitration.)

12. Party A and Party B shall sign a supplementary agreement upon mutual agreement. The supplementary agreement has the same legal effect as this contract.

13. This contract is made in duplicate, with each party holding one copy, which has the same legal effect.

Party A (Seal): Peijun Guo (Signature and Fingerprint)

January 15, 2016

Party B (Seal): Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd. (Seal)

January 15, 2016

Village Committee of Wuchuan County Xiwulanbulang Town Jubaozhuang (Seal)